SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): July 17, 2006
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification
Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF AN ACQUISITION OR DISPOSITION OF ASSETS
On July 13, 2006, Ashford Hospitality Trust, Inc. (the “Company”) completed the acquisition of the Marriott Crystal Gateway in Arlington, Virginia, for approximately $107.2 million from EADS Associates Limited Partnership, a partnership headed by Robert H. Smith and Arthur A. Birney.
The purchase price consists of the assumption of approximately $53.3 million of mortgage debt, at a fixed interest rate of 7.24%, maturing in 2017, the reimbursement of capital expenditures costs of approximately $7.2 million, the issuance of approximately $42.7 million worth of limited partnership units, which relates to 3,814,842 units priced at approximately $11.20 per unit, approximately $2.5 million in cash paid in lieu of units, and other net closing costs and adjustments of approximately $1.5 million. These limited partnership units are considered Class B units, have a fixed dividend rate of 6.63% in years 1-3 and 7.0% thereafter based on the $11.20 per unit price, and have priority in payment of cash dividends over holders of common units. After 10 years, either party may convert the units to common units.
The Company will operate the hotel under a long-term management agreement with Marriott International, Inc. The Company financed the cash portion of this acquisition from cash currently available on its balance sheet.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     (a) Financial Statements
All required financial statements of the acquired property and pro forma financial information of the Company were filed in a Current Report on Form 8-K dated July 12, 2006.
     (b) Exhibits
None.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 17, 2006

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer